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                                                                EXHIBIT 10.41

                        PROFESSIONAL  SERVICES AGREEMENT

        THIS AGREEMENT ("Agreement")  is made and entered into as of the 29
day of January     , 1997, to be effective on February 1 , 1997 (the
"Effective Date") by and between TELEQUEST, INC. ("TeleQuest"), a Delaware corporation and BRANDON DIAGNOSTIC CENTER, a Florida corporation("Brandon."), (with TeleQuest and Brandon Diagnostic Center being also referred to singularly as "Party" and collectively as "Parties").


                              W I T N E S S E T H:

         WHEREAS, Brandon is in the business of providing medical imaging services in Brandon, Florida (the "Facility"), which require both on-site and remote diagnostic radiology services,

         WHEREAS, TeleQuest is in the business of arranging for the provision of on-site and remote diagnostic radiology services through independent contractor relationships with professional corporations and radiology departments of academic medical institutions; and

         WHEREAS, TeleQuest agrees to arrange for the provision of such services to Brandon upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, TeleQuest and Brandon agree as follows:

         1. TELEQUEST'S RESPONSIBILITIES. TeleQuest hereby agrees to provide services as hereinafter set forth (the "TeleQuest Services"):

                 (a) PROVISION OF RADIOLOGISTS. TeleQuest agrees to arrange for the provision of on-site and remote diagnostic radiology services ("Radiology Services") as follows:

                          (1)  TeleQuest agrees to arrange for the provision
         of on-site Radiology Services to Brandon through two (2) radiologists who will be licensed to practice medicine in the State of Florida
         ("TeleQuest Radiologists"), and who will be employees of    TeleQuest
         Associates, P.C., a Pennsylvania professional corporation qualified to do business in the State of Florida ("TeleQuest PC"). The TeleQuest Radiologist will be physically present at Brandon during the days and times mutually agreed upon by TeleQuest and Brandon in writing.

                          (2) TeleQuest further agrees to arrange for the provision of remote Radiology Services to Brandon, by Radiologists who are either board certified or eligible for board certification as radiologists and who are currently licensed to practice medicine ("Radiologist or Radiologists") at one or more academic medical institutions ("TeleQuest Affiliates").

                 (B)     COOPERATION WITH BRANDON.  TeleQuest agrees, and
         shall use its best efforts to cause TeleQuest PC, the TeleQuest Radiologists, and all Radiologists and TeleQuest Affiliates to agree, to reasonably cooperate with Brandon in its efforts to obtain accreditation for the Facility by the Joint Commission on the Accreditation of Healthcare Organizations ("JCAHO"), and to reasonably assist in the quality management activities of the Facility.
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                 (C)     TRAINING PROGRAMS.  TeleQuest shall, if requested by
         Brandon and agreed to by TeleQuest, provide training to the radiological staff by or contracting with the Facility. Such training shall be provided either onsite or at a TeleQuest Affiliate, at TeleQuest's sole discretion. Any cost incurred by TeleQuest in providing such training shall be paid by Brandon promptly upon receipt of invoice therefore, unless agreed by the Parties.

                 (D)     EQUIPMENT.   During the term of this Agreement,
         TeleQuest shall provide and maintain teleradiolgy equipment necessary (in TeleQuest's sole judgement) for the provision of remote Radiology Services pursuant to this Agreement, which is described on Exhibit "A" attached hereto and made a part hereof, at TeleQuest's expense. Such Equipment is and shall remain the sole property of TeleQuest, unless such equipment is transferred to Brandon pursuant to the provisions of Section 10 of this Agreement.

                 (E)     COSTS OF SERVIES.   TeleQuest shall pay all
         telecommunication costs for transmission of teleradiology studies.

                 (F)     COMMUNITY OUTREACH.   TeleQuest and Brandon shall work
         cooperatively to develop communtiy awareness of the radiology services offered by Brandon and TeleQuest in the Facility's service areas. Additionally, TeleQuest will use its best efforts to make members of TeleQuest Affiliates' medical staff available to participate in programs in the Facility's service areas which will inform physicians of the services provided by Brandon and TeleQuest. The cost of this community outreach shall be divided among the Parties hereto as they mutually agree.


                 2.      BRANDON'S RESPONSIBILITIES.   Brandon hereby agrees
         to the following:

                 (a) FACILITIES. Brandon shall furnish such equipment and apparatus for the Facility as is necessary, in the sole and absolute discretion of Brandon, for the operation of the Facility and shall
         keep same in good repair.   All costs for the operation of the
         Facility (except those specifically assumed by TeleQuest herein) shall be the responsibility of Brandon. Brandon shall obtain and maintain all necessary licenses and permits to operate the Facility, and shall at all times operate the Facility in compliance with all applicable laws and regulation.

                 (b) STAFFING. Brandon shall employ, engage and compensate all personnel (except for the TeleQuest Radiologist) which may be required for the operation of the Facility, the number of which shall be determined by Brandon.

                 (C) COST OF SERVICES. Brandon shall be responsible for all overnight mail costs incurred in transmitting data, films, and related information between the parties pursuant to this Agreement. Brandon will be responsible for all costs of transcription services.

         3. INDEPENDENT CONTRACTOR RELATIONSHIP. Notwithstanding any provision herein to the contrary, the Parties agree that TeleQuest, TeleQuest PC, the TeleQuest Radiologists, the Radiologists and the TeleQuest Affilitate, are and shall be retained as independent contractors with respect to the services, including the Radiology Services, performed in connection with this Agreement. Except as otherwise expresssly provided in this Agreement. Except as otherwise provided in this Agreement, including Section 1 above, Brandon shall not have the right to control the professional judgement of the TeleQuest Radiologists or the Radiologists or the manner or method by which the TeleQuest Radiologist or the Radiologists shall provide Radiology Services under this Agreement.
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         4.      EXPENSES.  Except as specified in Section 1 or 2, Brandon
shall not be responsible for any expenses incurred by TeleQuest, TeleQuest PC, or any Radiological or TeleQuest Affiliates in the performance of Radiology Services under this Agreement.

         5. COMPENSATION. Brandon shall pay to TeleQuest, on a monthly basis, fourteen percent (14%) of gross collected revenues received by the center for services performed, minus refunds, and minus fees for echocardiograms and nuclear medicine cardiology studies for which Radiologists does not proved reading and interpretation, or any other diagnostic studies or procedures added to the array of radiological services offered by the Center which Radiologist does not provide reading and interpretation. Commencing ninety days after the effective date, in any give month thereafter during the term of this agreement if fourteen percent (14%) of gross collected revenues are not at least $30,000 Brandon will pay the difference to the extent that a minimum payment of $30,000 is made to TeleQuest. TeleQuest and Brandon shall review collected revenues on a quarterly basis.

         6. CHARGES AND BILLING. The Parties shall acknowledge and agree that Brandon is the owner of, and is responsible for the billing and collection for all fees due to the Center for services performed at the Center, including but not limited to the services performed by TeleQuest, TeleQuest PC, TeleQuest Radiologists, the Radiologist and TeleQuest Affiliates. All patients who receive medical services at the Center shall be billed on a "global" basis fee which includes the fee for both Radiologist's medical services and for the services rendered by the Center.

         7.      TERM; EXCLUSIVITY.

                 (a) TERM. This Agreement shall commence on the Effective Date and shall continue in force through the third anniversary of the Effective Date unless terminated in accordance with Section 10 hereof. In the event that Brandon is sold to another party ("Successor") during the term of this agreement, this Agreement shall continue in full force and effect. During the term of the Agreement, TeleQuest shall not enter into any other agreements to provide Radiology Services within a fifteen mile radius of the Facility.

                 (b) EXCLUSIVITY. During the term of this Agreement, the Facility shall not enter into any other contractual agreements for the provision of Radiology Services, and TeleQuest shall have the exclusive right to provide TeleQuest Services, and to arrange for the provision of Radiology Services, to the Facility.

         8. INDEMNIFICAITON. TeleQuest agrees to indemnify, defend and hold Brandon and its officers, trustees, employees and agents harmless from any and all claims, actions, liabilities, loss, damages for personal injury or property damages, and expenses (including reasonable attorney's fees), which are or may be brought against Brandon: (i) which arise or may arise as a result of any conduct, acts or omissions of TeleQuest PC, the TeleQuest Radiologists, or any Radiologist, any TeleQuest Affiliate, of any other person providing services on behalf of TeleQuest pursuant to or in breach of this Agreement; and
(ii) for any criminal conduct or intentional wrongdoing by TeleQuest, TeleQuest PC, the TeleQuest Radiologists, any Radiologist, any TeleQuest Affiliate, or any other person providing services or any TeleQuest Affiliate pursuant to this Agreement. Brandon agrees to indemnify, defend and hold TeleQuest, TeleQuest PC, the TeleQuest Radiologists, the Radiologists, the TeleQuest Affiliates, and their respective officers, trustees, directors, employees, agents (the "Indemnified Parties") harmless from and against any and all claims, actions, liabilities, losses, or damages for personal injury or property damaged and expenses (including reasonable attorney's fees), which are or may be brought against the Indemnified Parties: (i) which arise or may arise as a direct result of any conduct, acts, or ommisions of Brandon or any of its employees, agents,
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director, or contractors, or any other  person providing services pursuant to or in breach of the Agreement; and (ii) for any criminal conduct or intentional wrongdoing by Brandon or any of its employees, agents, directors, or contractors, or any other person providing services pursuant to this agreement.

         9. LIABILITY INSURANCE. TeleQuest shall require in its Participation Agreements that TeleQuest PC and each TeleQuest Affiliate and Radiologist shall obtain, and keep in force without cost to Brandon, a policy of professional liability (malpractice) insurance with a minimum coverage of $1,000,000 for each claim and $3,000,000 annually for the aggregate of all claims. Such insurance shall include coverage for "nose" and "tail" insurance (if a claims-made policy) and shall be kept in full force and effect notwithstanding a termination of this Agreement for any and all applicable periods of limitation, so as to therafter provide coverage for claims and lawsuits arising out of services performed during the term hereof.

         10. TERMINATION OF AGREEMENT. This Agreement may be terminated by either Party in accordance with the following provisions:

                 (a) TERMINATION BY MUTUAL AGREEMENT. At any time by the mutual written agreement of Brandon (or the Successor) and TeleQuest.

                 (b) TERMINATION FOR BREACH . In the event of a material breach by a Party or the Successor, the non-breaching Party may, at any time after having given thirty (30) days written notice breach to the other Party and the breaching party having failed to cure such alleged breach within such thiry (30) day period, terminate this Agreement without any further written notice of termination.

                 (c) TERMINATION WITHOUT CAUSE. This Agreement may be terminated by either Party (or the Successor) without cause following the first anniversary of the Effective Date, provided that the terminating party has first given written notice at least sixty (60) days in advance of the proposed termination date. If the Agreement is terminated by Brandon or the Successor, Brandon or the Successor will pay TeleQuest (i) $80,000 if terminated prior to the second anniversary of the agreement, and (ii) $40,000 if terminated prior to the third anniversary of the agreement, in reimbursement of expenses incurred by TeleQuest to buy-out the professional services contract of Dr. Robert Marshall.
                 Should Brandon or the Successor terminate this Agreement prior to the third Anniversary of the Effective Date for any reason other than due to a material breach by TeleQuest, Brandon or the Successor shall reimburse TeleQuest for its costs to deinstall the equipment listed on "Exhibit A", which may include (i) the costs of terminating any rental and service contracts existing on the equipment and (ii) the fair market value of any equipment owned by TeleQuest, where upon TeleQuest shall transfer to Brandon or the Successor the associated equipment.

                 (d) TERMINATION COMPENSAITON. Upon contract termination for whatever reason and in addition to any payments as described in paragraphs (10a)(10b) and (10c) the Center agrees to pay TeleQuest for any readings which TeleQuest performed under the contract in accordance with the terms set forth in paragaph 5 of this agreement. Payments will be paid monthly on fourteen (14%) of collections for those readings performed by TeleQuest only. These payments will continue based on collections for a period of one year from date of contract termination. Telequest will not be entitled to any payment therafter for future collections. Upon contract termination the Center will not be obligated to pay any minimum fee per month.
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         11.     ACCESS TO RECORDS.  Upon reasonable notice and during normal business hours, each Party may inspect the books and records of the other which are necessary to document compliance with the terms of this Agreement, subject to the provisions of Section 12 below. The Parties agree that any data, slides, films, radiological materials, or other patient information received by the TeleQuest Affiliate (whether in tangible of electronic form) shall be and remain the property of Brandon unless otherwise agreed by the Parties. The Parties agree to provide each other reasonable access to their records to the extent any claim or cause of action is brought against a Party arising out of or related to Radiology Services or TeleQuest Services furnished or alleged to have been furnished pursuant to this Agreement, subject to any applicable laws regarding confidentiality of medical records. Brandon agrees to maintain its patient medical records in accordance with all state and federal statutes and regulations and any accrediting body standards applicable to Brandon and the Facility, but in no event for less than the the statute of limitations applicable in the state of Florida for medical malpractice as applicable to each patient.

         12. CONFIDENTIALITY. For purposes of this Agreement, and subject to subparagraph 12(b) below, the term "Confidential Information" means any confidential or propriety information of TeleQuest or Brandon, including, without limitation, this Agreement, including any term, condition or exhibit thereof, patient records, symbols, trademarks, service marks, designs, management information systems, utilization procedures, and protocols, forms and claims processing techniques, utilization review and quality assurance mechanisms and data, agreements with managed care organizations and purchases of services, education programs related to the activities of either Party, any information related to either Party's financial affairs, business and marketing plans and strategies, contract negotiations with managed care organizations, fee schedules, and any other information that either Party considers to be a trade secret or confidential information.

                 (a) PROTECTION OF CONFIDENTIAL INFORMATION. All Confidential Information received by either Party ( the "Receiving Party") pursuant to this Agreement shall be restricted in accordance herewith, and Receiving Party agrees to use such Confidential Information solely for the limited purpose described in this Agreement. Receiving Party agrees that any Confidential Information received from the other Party (the "Disclosing Party") is the exclusive property of the Disclosing Party , and Receiving Party shall not have any ownership interest therein. Receiving Party agrees not to use, employ, or in any manner or form disclose, publish, or otherwise make available in any manner in whole or in part, any Confidential Information of the Disclosing Party. Receiving Party shall not have the right to print or copy, in whole or in part, any Confidential Information of the Disclosing Party, or any documentation pertaining thereto. Receiving Party agrees to take appropriate action, whether by instruction, agreement, or otherwise to ensure the protection, confidentiality, and security of the Confidential Information of the Disclosing Party. Receiving Party agrees to use the same care with the Disclosing Party's Confidential Information which it uses for its own proprietary and trade secret information. All notes, data, reference materials, sketches, drawings, memoranda, documentation, and records relating to any of its Confidential Information shall belong exclusively to Disclosing Party, and Receiving Party agrees to turn over to Disclosing Party all such Confidential Information and copies thereof in its possession at the request of Disclosing Party.

                 (b) EXCEPTION TO CONFIDENTIALITY. The confidentiality restrictions of this Agreement shall not apply to any document or information if such document or information (i) was known to Receiving Party, as evidence by receiving Party's written records, prior to the receipt of such document or information from Disclosing Party, (ii) was publicly available at the time of the disclosure of such document to Receiving Party or subsequently became publicly available through no fault of receiving Party, (iii) was approved for public disclosure by the written authorization of
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         Disclosing Party, (iv) was or became available to receiving Party or its agent from a nonconfidential source, or (v) is required to be disclosed by law, any state agency third party reimbursement agencies or professional organizations, or pursuant to subpoena or proper court order.

         13. RENEGOTIATION. If TeleQuest's counsel determines that the ability of the Parties hereto to fulfill their respective obligations hereunder, or payment by Brandon, are (or are likely to be ) adversely impacted by the requirement of any federal, state, or local law, rule, or regulation, or published official interpretation of any of the foregoing, as applied to this Agreement, then, at the option of TeleQuest, the Parties shall negotiate to amend this Agreement in a manner which will, if possible, avoid such adverse impact, while maintaining the essential benefits intended to be afforded hereby. If this Agreement is not so amended prior to the effective date of such requirement or within thirty (30) days after TeleQuest's notice under this section, whichever shall first occur, then this Agreement shall terminate, at the option of TeleQuest, as of such date.

         14.     MISCELLANEOUS

                 (a) GOVERNING LAW. This agreement shall be constructed, enforced, and governed in accordance with the laws of the State of Florida.

                 (b) COSTS AND ATTORNEY'S FEES. Except as otherwise provided in this Agreement in the event that suit is brought in any court to determine or enforce rights or obligations or damages under this Agreement, or any arbitration proceeding occurs, the parties agree that the court or arbitrator shall award reasonable costs and attorney's fees to the prevailing party.

                 (c) SEVERABILITY CLAUSE. In the event any term or provision of this Agreement is found to be unenforceable or void, in whole or in part, as drafted, then the offending term or provision shall be constructed as valid and enforceable to the maximum extent permitted by law, and the balance of this Agreement shall remain in full force and effect, unless such a construction would materially affect the rights or obligations of either party hereto.

                 (d) AMENDMENTS; ASSIGNMENT. Amendments may be made to this Agreement but only after the mutual approval in writing by Brandon and TeleQuest. This Agreement shall be assignable upon mutual agreement of the Parties.

                 (e) PARAGRAPH HEADINGS. The Paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

                 (f) ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between Brandon, or any of its managers, directors, employees, or agents, and TeleQuest or any of its officers, directors, employees, or agents, with respect to all matters contained herein. Any representation, inducement, promise, or agreement, whether oral or written, between Brandon, or and of its officers, directors, employees, or agents, and TeleQuest, or any of its officers, directors, employees, or agents herein shall be of no force or effect.


                 (g) NOTICES. All notices, payments, and other communications required or permitted under the Agreement shall be deemed given and received if delivered in person or by first-
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class United States Mail, postage prepaid and either registered or certified, and addressed:

                          TeleQuest:    3600 Market Street, Suite 370
                                        Philadelphia, PA 19104
                                        Attn: President

                          Brandon:      Brandon Diagnostic Center
                                        747B W. Brandon Blvd.
                                        Brandon, FL 33511
                                        Attn: President

                 (h) PRACTICE OF MEDICINE. The Parties understand, acknowledge, and agree that in furnishing the TeleQuest Services, TeleQuest is not engaged in the practice of medicine and is not undertaking to render any medical services in this Agreement, any provision hereof to the contrary notwithstanding.

                 (I) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                               TELEQUEST, INC.
                               a Delaware corporation


                               By:    /s/ William Straub
                                  -----------------------------
                               Its Authorized Officer


                               BRANDON DIAGNOSTIC CENTER
                               a Florida corporation


                               By:   /s/ Curtis L. Alliston
                                  -----------------------------
                               Its Authorized Officer

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                                  EXHIBIT "A"
                       TO PROFESSIONAL SERVICES AGREEMENT

                                   EQUIPMENT

                    EQUIPMENT FOR BRANDON DIAGNOSTIC CENTER


1  Lumiscan 75/150 Film Digitizer and Film Digitizer Workstations

1 Frame Grabbers plus Workstation to connect 2 CTs and 1 MR

2 Computer terminal for radiological Information System Access

Cabling for Local Area Network

Wide Area Network Installation

1 Laser Printer and Network Connections